AMENDMENT THREE
                                     TO THE
                            SCOTTISH RE GROUP LIMITED
                     2004 EQUITY INCENTIVE COMPENSATION PLAN


     The Board of Directors of Scottish Re Group Limited has amended the 2004 Equity Incentive Compensation Plan (the "Plan") as follows:

1.   Paragraph 12 of the Plan is amended in its entirety to read as follows:

              Deferrals. To the extent permitted by law, the Committee may permit Participants to elect to defer the issuance of Ordinary Shares or the payment of cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee may also provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferred amounts. In the event of a Change in Control of the Company, the Committee has the discretion to terminate the Plan and distribute any compensation deferred thereunder within 12 months of such Change in Control.


     All provisions of the Plan not specifically mentioned in this Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Amendment. The retroactive effective date of this Amendment is January 1, 2005.